Exhibit 99.1

Cactus Announces First Quarter 2021 Results

HOUSTON – May 5, 2021 – Cactus, Inc. (NYSE: WHD) (“Cactus” or the “Company”) today announced financial and operating results for the first quarter of 2021.
First Quarter Highlights
•Revenue of $84.4 million;
•Income from operations of $11.6 million;
•Net income of $15.1 million(1) and diluted earnings per Class A share of $0.19(1);
•Net income, as adjusted(2) of $8.6 million and diluted earnings per share, as adjusted(2) of $0.11;
•Adjusted EBITDA(3) and related margin(4) of $22.8 million and 27.0%, respectively;
•Cash flow from operations of $15.7 million;
•Cash balance of $292.0 million and no bank debt outstanding as of March 31, 2021; and
•The Board of Directors (“the Board”) declared a quarterly cash dividend of $0.09 per share.
Financial Summary

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(in thousands)
Revenues	$84,417	$68,090	$154,139
Income from operations	$11,635	$8,423	$40,185
Operating income margin	13.8%	12.4%	26.1%
Net income(1)	$15,136	$6,136	$33,098
Net income, as adjusted(2)	$8,612	$6,287	$30,785
Adjusted EBITDA(3)	$22,831	$19,844	$54,145
Adjusted EBITDA margin(4)	27.0%	29.1%	35.1%

(1)Net income during the first quarter of 2021 is inclusive of a $5.1 million income tax benefit associated with a partial release of our valuation allowance and $0.4 million in non-routine fees and expenses recorded in connection with the offering of Class A common stock in March 2021 by certain selling stockholders. Net income during the first quarter of 2020 is inclusive of $1.0 million in non-routine charges related to severance incurred in connection with workforce reduction initiatives undertaken during the period.
(2)Net income, as adjusted and diluted earnings per share, as adjusted are non-GAAP financial measures. These figures assume Cactus, Inc. held all units in Cactus Wellhead, LLC (“Cactus LLC”), its operating subsidiary, at the beginning of the period. Additional information regarding net income, as adjusted and diluted earnings per share, as adjusted and the reconciliation of GAAP to non-GAAP financial measures are in the Supplemental Information tables.
(3)Adjusted EBITDA is a non-GAAP financial measure. See definition of Adjusted EBITDA and the reconciliation of GAAP to non-GAAP financial measures in the Supplemental Information tables.
(4)The percentage of Adjusted EBITDA to Revenues.

Scott Bender, President and CEO of Cactus, commented, “While the storms that impacted the Southern U.S. presented challenges in February, we were pleased to achieve significant growth across all of our revenue categories during the first quarter. Cactus maintained Product market share(1) above 40% during the period, as the number of rigs we followed increased by approximately 27% sequentially. In Rental, we were pleased to see significant revenue gains as customers showed an increased appreciation for reliability and efficiency. Additionally, we delivered free cash flow above our dividend and related distributions despite outflows associated with increased working capital needs.
“Looking to the second quarter, we expect further gains in rigs followed. In addition, we believe the impact from increased customer demand is beginning to benefit our business in metrics above and beyond activity improvements. On the new technology front, we successfully deployed our first electric-powered rental equipment. In total, we expect Company revenue to be up in excess of 20% sequentially for the second quarter, primarily driven by our Product business.”

Mr. Bender concluded, “The U.S. market recovery is now in full swing. Safety, returns and free cash flow will remain our top priorities as we evaluate growth opportunities. As a provider of differentiated products and services, our team is confident that the expected increases in activity levels and benefits of greater operating leverage will enable the business to generate attractive returns.”

(1)Additional information regarding market share and rigs followed is located in the Supplemental Information tables.
Revenue Categories
Product

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(in thousands)
Product revenue	$51,956	$43,020	$87,031
Gross profit	$15,435	$13,268	$30,896
Gross margin	29.7%	30.8%	35.5%

First quarter 2021 product revenue increased $8.9 million, or 20.8%, sequentially, as sales of wellhead and production related equipment increased primarily due to higher drilling activity in the U.S. Gross profit increased $2.2 million, or 16.3%, sequentially, with margins decreasing 110 basis points largely due to cost inflation.

Rental

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(in thousands)
Rental revenue	$12,489	$8,590	$36,163
Gross profit	$318	$(826)	$16,824
Gross margin	2.5%	(9.6)%	46.5%

First quarter 2021 rental revenue increased $3.9 million, or 45.4%, sequentially, due to a combination of increased customer completion activity and an increase in the use of our innovative technologies. Gross profit increased $1.1 million sequentially and margins increased 1,210 basis points as depreciation expense represented a lower percentage of revenue during the period, which was partially offset by increased equipment reactivation costs.

Field Service and Other

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(in thousands)
Field service and other revenue	$19,972	$16,480	$30,945
Gross profit	$5,509	$4,957	$7,134
Gross margin	27.6%	30.1%	23.1%

First quarter 2021 field service and other revenue increased $3.5 million, or 21.2%, sequentially, as higher customer activity drove an increase in associated billable hours and ancillary services. Gross profit increased $0.6 million, or 11.1%, sequentially, with margins decreasing by 250 basis points sequentially due to higher labor costs associated with partial wage reinstatements instituted during the quarter as well as reduced labor and equipment utilization associated with the adverse winter weather that impacted operations in February.
Selling, General and Administrative Expenses (“SG&A”)
SG&A expense for the first quarter of 2021 was $9.6 million (11.4% of revenues), compared to $9.0 million (13.2% of revenues) for the fourth quarter of 2020 and $13.7 million (8.9% of revenues) for the first quarter of 2020. The sequential increase was primarily due to higher payroll expenses and a larger bonus accrual.
Liquidity, Capital Expenditures and Other
As of March 31, 2021, the Company had $292.0 million of cash and no bank debt outstanding. Operating cash flow was $15.7 million for the first quarter of 2021. During the first quarter, the Company made dividend payments and associated distributions of $6.2 million.
Net cash used in investing activities was $2.0 million during the first quarter of 2021, driven largely by additions to the Company’s fleet of rental equipment. For the full year 2021, the Company expects capital expenditures to be in the range of $10 to $15 million.
On March 12, 2021, Cactus closed an underwritten secondary offering of approximately 6.3 million shares of its Class A common stock by certain selling stockholders. Cactus did not receive any proceeds from the sale of the common stock in the offering. Cactus incurred $0.4 million in costs associated with the offering, which were recorded as Other Expense.

As of March 31, 2021, Cactus had 54,317,589 shares of Class A common stock outstanding (representing 71.8% of the total voting power) and 21,382,577 shares of Class B common stock outstanding (representing 28.2% of the total voting power).
Quarterly Dividend
The Board has approved the payment of a cash dividend of $0.09 per share of Class A common stock to be paid on June 17, 2021 to holders of record of Class A common stock at the close of business on May 31, 2021. A corresponding distribution of up to $0.09 per CW Unit has also been approved for holders of CW Units of Cactus Wellhead, LLC.

Conference Call Details
The Company will host a conference call to discuss financial and operational results tomorrow, Thursday, May 6, 2021 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).
The call will be webcast on Cactus’ website at www.CactusWHD.com. Institutional investors and analysts may participate by dialing (833) 665-0603. International parties may dial (929) 517-0394. The access code is 4696372. Please access the webcast or dial in for the call at least 10 minutes ahead of start time to ensure a proper connection.
An archived webcast of the conference call will be available on the Company’s website shortly after the end of the call.
About Cactus, Inc.
Cactus designs, manufactures, sells and rents a range of highly engineered wellhead and pressure control equipment. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion and production phases of its customers’ wells. In addition, it provides field services for all its products and rental items to assist with the installation, maintenance and handling of the wellhead and pressure control equipment. Cactus operates service centers in the United States, which are strategically located in the key oil and gas producing regions, including the Permian, SCOOP/STACK, Marcellus, Utica, Haynesville, Eagle Ford and Bakken, among other areas, and in Eastern Australia.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Cactus’ control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Forward-looking statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “potential,” “will,” “hope” or other similar words and include the Company’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other factors noted in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the Securities and Exchange Commission. The risk factors and other factors noted therein could cause actual results to differ materially from those contained in any forward-looking statement.
Cactus, Inc.
John Fitzgerald, 713-904-4655
Director of Corporate Development and Investor Relations
IR@CactusWHD.com
Source: Cactus, Inc.

Cactus, Inc.
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands, except per share data)
Revenues
Product revenue	$51,956	$87,031
Rental revenue	12,489	36,163
Field service and other revenue	19,972	30,945
Total revenues	84,417	154,139

Costs and expenses
Cost of product revenue	36,521	56,135
Cost of rental revenue	12,171	19,339
Cost of field service and other revenue	14,463	23,811
Selling, general and administrative expenses	9,627	13,662
Severance expenses	—	1,007
Total costs and expenses	72,782	113,954
Income from operations	11,635	40,185

Interest income (expense), net	(152)	410
Other expense, net	(406)	—
Income before income taxes	11,077	40,595
Income tax expense (benefit)	(4,059)	7,497
Net income	$15,136	$33,098
Less: net income attributable to non-controlling interest	3,577	14,115
Net income attributable to Cactus, Inc.	$11,559	$18,983

Earnings per Class A share - basic	$0.24	$0.40
Earnings per Class A share - diluted (a)	$0.19	$0.40

Weighted average shares outstanding - basic	49,166	47,270
Weighted average shares outstanding - diluted (a)	75,774	75,395

(a)Dilution for the three months ended March 31, 2021 and March 31, 2020 includes $3.8 million and $15.1 million of additional pre-tax income attributable to non-controlling interest adjusted for a corporate effective tax rate of 25% and 26%, respectively, and 26.3 million and 28.0 million weighted average shares of Class B common stock plus the effect of dilutive securities.

Cactus, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2021	2020
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$291,970	$288,659
Accounts receivable, net	57,633	44,068
Inventories	84,857	87,480
Prepaid expenses and other current assets	4,947	4,935
Total current assets	439,407	425,142

Property and equipment, net	139,497	142,825
Operating lease right-of-use assets, net	21,316	21,994
Goodwill	7,824	7,824
Deferred tax asset, net	268,625	216,603
Other noncurrent assets	1,196	1,206
Total assets	$877,865	$815,594

Liabilities and Equity
Current liabilities
Accounts payable	$21,053	$20,163
Accrued expenses and other current liabilities	15,794	11,392
Current portion of liability related to tax receivable agreement	9,290	9,290
Finance lease obligations, current portion	4,340	3,823
Operating lease liabilities, current portion	4,579	4,247
Total current liabilities	55,056	48,915

Deferred tax liability, net	864	786
Liability related to tax receivable agreement, net of current portion	241,792	195,061
Finance lease obligations, net of current portion	4,197	2,240
Operating lease liabilities, net of current portion	16,906	17,822
Total liabilities	318,815	264,824

Equity	559,050	550,770
Total liabilities and equity	$877,865	$815,594

Cactus, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Cash flows from operating activities
Net income	$15,136	$33,098
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	9,193	10,980
Deferred financing cost amortization	42	42
Stock-based compensation	2,003	1,973
Provision for expected credit losses	66	625
Inventory obsolescence	1,308	1,353
Loss on disposal of assets	4	961
Deferred income taxes	(4,691)	4,848
Changes in operating assets and liabilities:
Accounts receivable	(13,575)	(8,244)
Inventories	1,012	8,306
Prepaid expenses and other assets	(17)	1,497
Accounts payable	791	(8,142)
Accrued expenses and other liabilities	4,475	(2,136)
Net cash provided by operating activities	15,747	45,161

Cash flows from investing activities
Capital expenditures and other	(2,428)	(9,441)
Proceeds from sale of assets	400	1,103
Net cash used in investing activities	(2,028)	(8,338)

Cash flows from financing activities
Payments on finance leases	(1,174)	(1,764)
Dividends paid to Class A common stock shareholders	(4,497)	(4,281)
Distributions to members	(1,674)	(2,203)
Repurchase of shares	(3,138)	(1,356)
Net cash used in financing activities	(10,483)	(9,604)

Effect of exchange rate changes on cash and cash equivalents	75	380

Net increase in cash and cash equivalents	3,311	27,599

Cash and cash equivalents
Beginning of period	288,659	202,603
End of period	$291,970	$230,202

Cactus, Inc. – Supplemental Information
Reconciliation of GAAP to non-GAAP Financial Measures
Net income, as adjusted and diluted earnings per share, as adjusted
(unaudited)

Net income, as adjusted and diluted earnings per share, as adjusted are not measures of net income as determined by GAAP. Net income, as adjusted and diluted earnings per share, as adjusted are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements. Cactus defines net income, as adjusted as net income assuming Cactus, Inc. held all units in Cactus LLC, its operating subsidiary, at the beginning of the period, with the resulting additional income tax expense related to the incremental income attributable to Cactus, Inc. Net income, as adjusted, also includes certain other adjustments described below. Cactus defines diluted earnings per share, as adjusted as net income, as adjusted divided by weighted average shares outstanding, as adjusted. The Company believes this supplemental information is useful for evaluating performance period over period.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(in thousands, except per share data)
Net income	$15,136	$6,136	$33,098
Adjustments:
Severance expenses, pre-tax(1)	—	—	1,007
Secondary offering related expenses, pre-tax(2)	406	—	—
Income tax expense differential(3)	(6,930)	151	(3,320)
Net income, as adjusted	$8,612	$6,287	$30,785

Diluted earnings per share, as adjusted	$0.11	$0.08	$0.41

Weighted average shares outstanding, as adjusted(4)	75,774	75,740	75,395

(1)Represents non-routine charges related to severance benefits.
(2)Reflects fees and expenses recorded in the first quarter of 2021 in connection with the offering of Class A common stock by certain selling stockholders, excluding underwriting discounts and selling commissions incurred by the selling stockholders.
(3)Represents the increase or decrease in tax expense as though Cactus, Inc. owned 100% of Cactus LLC at the beginning of the period, calculated as the difference in tax expense recorded during each period and what would have been recorded, adjusted for pre-tax items listed above, based on a corporate effective tax rate of 25% on income before income taxes for the three months ended March 31, 2021, 24% for the three months ended December 31, 2020 and 26% for the three months ended March 31, 2020.
(4)Reflects 49.2, 47.6, and 47.3 million weighted average shares of basic Class A common stock and 26.3, 27.8 and 28.0 million of additional shares for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively, as if the weighted average shares of Class B common stock were exchanged and canceled for Class A common stock at the beginning of the period, plus the effect of dilutive securities.

Cactus, Inc. – Supplemental Information
Reconciliation of GAAP to non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
(unaudited)

EBITDA and Adjusted EBITDA are not measures of net income as determined by GAAP. EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Cactus defines EBITDA as net income excluding net interest, income tax and depreciation and amortization. Cactus defines Adjusted EBITDA as EBITDA excluding the other items outlined below.

Cactus management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to financing methods or capital structure, or other items that impact comparability of financial results from period to period. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. The Company’s computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Cactus presents EBITDA and Adjusted EBITDA because it believes they provide useful information regarding the factors and trends affecting the Company’s business.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(in thousands)
Net income	$15,136	$6,136	$33,098
Interest expense (income), net	152	150	(410)
Income tax expense (benefit)	(4,059)	2,137	7,497
Depreciation and amortization	9,193	9,258	10,980
EBITDA	20,422	17,681	51,165
Severance expenses(1)	—	—	1,007
Secondary offering related expenses(2)	406	—	—
Stock-based compensation	2,003	2,163	1,973
Adjusted EBITDA	$22,831	$19,844	$54,145

(1)Represents non-routine charges related to severance benefits.
(2)Reflects fees and expenses recorded in the first quarter of 2021 in connection with the offering of Class A common stock by certain selling stockholders, excluding underwriting discounts and selling commissions incurred by the selling stockholders.

Cactus, Inc. – Supplemental Information
Depreciation and Amortization by Category
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(in thousands)
Cost of product revenue	$806	$813	$1,028
Cost of rental revenue	6,625	6,664	7,342
Cost of field service and other revenue	1,655	1,601	2,385
Selling, general and administrative expenses	107	180	225
Total depreciation and amortization	$9,193	$9,258	$10,980

Cactus, Inc. – Supplemental Information
Estimated Market Share
(unaudited)

Market share represents the average number of active U.S. onshore rigs Cactus followed (which Cactus defines as the number of active U.S. onshore drilling rigs to which it was the primary provider of wellhead products and corresponding services during drilling) as of mid-month for each of the three months in the applicable quarter divided by the Baker Hughes U.S. onshore rig count quarterly average. Cactus believes that comparing the total number of active U.S. onshore rigs to which it was providing its products and services at a given time to the number of active U.S. onshore rigs during the same period provides Cactus with a reasonable approximation of its market share with respect to wellhead products sold and the corresponding services it provides.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Cactus U.S. onshore rigs followed	161	127	251
Baker Hughes U.S. onshore rig count quarterly average	377	295	763
Market share	42.7%	43.1%	32.9%